Exhibit 99.1

SOUTHWEST BANCORP, INC.

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2017	2016
(Dollars in thousands)	(unaudited)
Assets:
Cash and due from banks	$33,464	$36,831
Interest-bearing deposits	53,994	38,819
Cash and cash equivalents	87,458	75,650
Securities held to maturity (fair values of $10,576 and $10,677, respectively)	10,351	10,443
Securities available for sale (amortized cost of $369,984 and $427,113, respectively)	369,484	426,218
Loans held for sale	5,658	4,386
Loans receivable	2,024,891	1,872,746
Less: Allowance for loan losses	(26,943)	(27,546)
Net loans receivable	1,997,948	1,845,200
Accrued interest receivable	7,122	6,194
Non-hedge derivative asset	2,863	1,235
Premises and equipment, net	21,335	22,808
Other real estate	6,284	350
Goodwill	13,545	13,545
Other intangible assets, net	5,749	5,790
Bank owned life insurance	28,661	28,575
Other assets	64,584	34,998
Total assets	$2,621,042	$2,475,392

Liabilities:
Deposits:
Noninterest-bearing demand	$569,147	$551,709
Interest-bearing demand	173,967	152,656
Money market accounts	623,559	567,058
Savings accounts	60,302	56,410
Time deposits of $100,000 or more	356,516	360,307
Other time deposits	264,016	257,878
Total deposits	2,047,507	1,946,018
Accrued interest payable	1,332	1,132
Non-hedge derivative liability	2,863	1,235
Other liabilities	9,788	10,171
Other borrowings	213,448	183,814
Subordinated debentures	46,393	46,393
Total liabilities	2,321,331	2,188,763
Shareholders' equity:
Common stock - $1 par value; 40,000,000 shares authorized; 21,260,147 and 21,230,714 shares issued, respectively	21,260	21,231
Additional paid in capital	124,126	123,112
Retained earnings	196,929	184,840
Accumulated other comprehensive loss	(427)	(907)
Treasury stock, at cost; 2,574,903 and 2,555,987 shares, respectively	(42,177)	(41,647)
Total shareholders' equity	299,711	286,629
Total liabilities & shareholders' equity	$2,621,042	$2,475,392

The accompanying notes are an integral part of these statements.

1

SOUTHWEST BANCORP, INC.

Unaudited Consolidated Statements of Operations

	For the three months		For the nine months
	ended September 30,		ended September 30,
(Dollars in thousands, except earnings per share data)	2017	2016	2017	2016
Interest income:
Interest and fees on loans	$23,439	$20,541	$66,945	$60,602
Investment securities:
U.S. government and agency obligations	280	252	819	850
Mortgage-backed securities	1,020	837	3,227	2,952
State and political subdivisions	331	345	1,009	1,043
Other securities	360	285	1,023	801
Other interest-earning assets	119	50	305	154
Total interest income	25,549	22,310	73,328	66,402

Interest expense:
Interest-bearing demand	92	58	272	185
Money market accounts	520	361	1,807	1,011
Savings accounts	19	19	57	56
Time deposits of $100,000 or more	722	543	2,046	1,358
Other time deposits	1,108	561	2,243	1,667
Other borrowings	699	374	1,787	1,025
Subordinated debentures	618	589	1,812	1,760
Total interest expense	3,778	2,505	10,024	7,062

Net interest income	21,771	19,805	63,304	59,340

Provision for loan losses	2,380	1,713	5,885	6,098
Net interest income after provision for loan losses	19,391	18,092	57,419	53,242

Noninterest income:
Service charges and fees	2,767	2,681	8,248	7,786
Gain on sales of mortgage loans, net	679	775	1,926	1,898
Gain on sales/calls of investment securities, net	318	3	769	294
Other noninterest income	731	1,096	2,953	1,863
Total noninterest income	4,495	4,555	13,896	11,841

Noninterest expense:
Salaries and employee benefits	9,630	9,794	29,205	28,723
Occupancy	2,473	3,103	7,164	8,443
Data processing	389	582	1,257	1,482
FDIC and other insurance	272	341	818	1,141
Other real estate, net	107	(233)	160	(212)
Provision (credit) for unfunded loan commitments	15	146	(343)	98
General and administrative	2,504	2,423	7,587	7,745
Total noninterest expense	15,390	16,156	45,848	47,420
Income before taxes	8,496	6,491	25,467	17,663
Taxes on income	3,033	2,236	8,907	6,127
Net income	$5,463	$4,255	$16,560	$11,536

Basic earnings per common share	$0.29	$0.23	$0.88	$0.61
Diluted earnings per common share	0.29	0.23	0.88	0.60
Common dividends declared per share	0.00	0.08	0.16	0.24

The accompanying notes are an integral part of these statements.

2

SOUTHWEST BANCORP, INC.

Unaudited Consolidated Statements of Comprehensive Income

	For the three months		For the nine months
	ended September 30,		ended September 30,
(Dollars in thousands)	2017	2016	2017	2016

Net income	$5,463	$4,255	$16,560	$11,536

Other comprehensive income:
Unrealized holding gain (loss) on available for sale securities	(41)	(1,071)	713	3,733
Reclassification adjustment for net gains arising during the period	(318)	(3)	(318)	(294)
Change in fair value of derivative used for cash flow hedge	123	262	408	473
Other comprehensive income (loss), before tax	(236)	(812)	803	3,912
Tax benefit (expense) related to items of other comprehensive income (loss)	101	337	(323)	(1,594)
Other comprehensive income (loss), net of tax	(135)	(475)	480	2,318
Comprehensive income	$5,328	$3,780	$17,040	$13,854

The accompanying notes are an integral part of these statements.

3

SOUTHWEST BANCORP, INC.

Unaudited Consolidated Statements of Cash Flows

	For the nine months
	ended September 30,
(Dollars in thousands)	2017	2016
Operating activities:
Net income	$16,560	$11,536
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	5,885	6,098
Deferred tax expense	632	(726)
Asset depreciation	1,832	2,140
Securities premium amortization, net of discount accretion	2,965	2,628
Amortization of intangibles	612	1,626
Restricted stock amortization expense	353	607
Net gain on sales/calls of investment securities	(769)	(294)
Net gain on sales of mortgage loans	(1,926)	(1,898)
Net loss on sales of premises/equipment	7	99
Net loss (gain) on sales of other real estate	22	(275)
Proceeds from sales of held for sale loans	87,047	92,395
Held for sale loans originated for resale	(86,789)	(91,131)
Net changes in assets and liabilities:
Accrued interest receivable	(928)	(72)
Bank owned life insurance	(86)	(677)
Other assets	(29,399)	(5,517)
Accrued interest payable	200	102
Other liabilities	1,987	1,854
Net cash provided by operating activities	(1,795)	18,495
Investing activities:
Proceeds from sales of available for sale securities	27,825	43,593
Proceeds from principal repayments, calls, and maturities:
Held to maturity securities	-	1,650
Available for sale securities	68,801	63,226
Purchases of held to maturity securities	-	(444)
Purchases of available for sale securities	(42,370)	(122,731)
Net purchases of FHLB stock	(2,925)	(2,479)
Loans originated, net of principal repayments	(164,872)	(104,185)
Purchases of premises and equipment	(390)	(1,844)
Proceeds from sales of premises and equipment	24	176
Proceeds from sales of other real estate	337	925
Net cash used in investing activities	(113,570)	(122,113)
Financing activities:
Net increase in deposits	101,489	63,819
Net increase in other borrowings	29,634	63,044
Net proceeds from issuance of common stock	1,043	714
Purchases of treasury stock	(530)	(22,233)
Redemption of trust preferred securities	-	(5,155)
Common stock dividends paid	(4,462)	(4,602)
Preferred stock dividends paid	(1)	(1)
Net cash provided by financing activities	127,173	95,586
Net increase (decrease) in cash and cash equivalents	11,808	(8,032)
Cash and cash equivalents:
Beginning of period	75,650	78,129
End of period	$87,458	$70,097

The accompanying notes are an integral part of these statements.

4

SOUTHWEST BANCORP, INC.

Unaudited Consolidated Statements of Shareholders’ Equity

					Accumulated
			Additional		Other		Total
	Common Stock		Paid-in	Retained	Comprehensive	Treasury	Shareholders'
(Dollars in thousands)	Shares	Amount	Capital	Earnings	Income Gain/(Loss)	Stock	Equity
Balance, December 31, 2015	20,006,802	$21,138	$121,966	$173,210	$(1,290)	$(18,926)	$296,098

Dividends declared:
Preferred	-	-	-	(1)	-	-	(1)
Common, $0.24 per share	-	-	-	(4,612)	-	-	(4,612)
Net common stock issued under employee plans and related tax expense	85,867	86	628	-	-	-	714
Other comprehensive income, net of tax	-	-	-	-	2,318	-	2,318
Treasury shares purchased	(1,407,284)	-	-	-	-	(22,233)	(22,233)
Net income	-	-	-	11,536	-	-	11,536

Balance, September 30, 2016	18,685,385	$21,224	$122,594	$180,133	$1,028	$(41,159)	$283,820

Balance, December 31, 2016	18,674,727	$21,231	$123,112	$184,840	$(907)	$(41,647)	$286,629

Dividends declared:
Preferred	-	-	-	(1)	-	-	(1)
Common, $0.24 per share	-	-	-	(4,470)	-	-	(4,470)
Net common stock issued under employee plans and related tax expense	29,433	29	1,014	-	-	-	1,043
Other comprehensive income, net of tax	-	-	-	-	480	-	480
Treasury shares purchased	(18,916)	-	-	-	-	(530)	(530)
Net income	-	-	-	16,560	-	-	16,560

Balance, September 30, 2017	18,685,244	$21,260	$124,126	$196,929	$(427)	$(42,177)	$299,711

The accompanying notes are an integral part of these statements.

5

SOUTHWEST BANCORP, INC.

Notes to Unaudited Consolidated Financial Statements

NOTE 1: SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include all information and notes necessary for a complete presentation of financial position, results of operations, shareholders’ equity, cash flows, and comprehensive income in conformity with accounting principles generally accepted in the United States. However, the unaudited consolidated financial statements include all adjustments which, in the opinion of management, are necessary for a fair presentation. Those adjustments consist of normal recurring adjustments. The results of operations for the three and nine months ended September 30, 2017and the cash flows for the nine months ended September 30, 2017, should not be considered indicative of the results to be expected for the full year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Southwest Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2016.

The accompanying unaudited consolidated financial statements include the accounts of Southwest Bancorp, Inc. (“we”, “our”, “us”, “Southwest”), and our consolidated subsidiaries, including Bank SNB, an Oklahoma state banking corporation (“Bank SNB”), our banking subsidiary, and the consolidated subsidiaries of Bank SNB. All significant intercompany transactions and balances have been eliminated in consolidation.

In accordance with Accounting Standards Codification (“ASC”) 855, Subsequent Events, we have evaluated subsequent events for potential recognition and disclosure through the date the consolidated financial statements included in this Quarterly Report on Form 10-Q were issued.

NOTE 2: INVESTMENT SECURITIES

A summary of the amortized cost and fair values of investment securities at September 30, 2017 and December 31, 2016 follows:

	Amortized	Gross Unrealized		Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
At September 30, 2017
Held to Maturity:
Obligations of state and political subdivisions	$10,351	$226	$(1)	$10,576
Total	$10,351	$226	$(1)	$10,576

Available for Sale:
Federal agency securities	$57,244	$295	$(50)	$57,489
Obligations of state and political subdivisions	43,136	586	(19)	43,703
Residential mortgage-backed securities	263,631	323	(1,818)	262,136
Asset-backed securities	3,963	-	(9)	3,954
Corporate debt	2,010	234	(42)	2,202
Total	$369,984	$1,438	$(1,938)	$369,484

At December 31, 2016
Held to Maturity:
Obligations of state and political subdivisions	$10,443	$242	$(8)	$10,677
Total	$10,443	$242	$(8)	$10,677

Available for Sale:
Federal agency securities	$69,691	$201	$(198)	$69,694
Obligations of state and political subdivisions	46,105	461	(191)	46,375
Residential mortgage-backed securities	282,035	573	(1,966)	280,642
Asset-backed securities	9,265	-	(88)	9,177
Corporate debt	20,017	385	(72)	20,330
Total	$427,113	$1,620	$(2,515)	$426,218

Residential mortgage-backed securities consist of agency securities underwritten and guaranteed by Government National Mortgage Association, Federal Home Loan Mortgage Corporation, and Federal National Mortgage Association. Other securities consist of corporate stock.

6

Securities with limited marketability, such as Federal Reserve Bank stock, Federal Home Loan Bank (“FHLB”) stock, and certain other investments, are carried at cost and included in other assets on the consolidated statements of financial condition. Total investments carried at cost were $17.6 million at September 30, 2017 and $14.6 million at December 31, 2016. There are no identified events or changes in circumstances that may have a significant adverse effect on the investments carried at cost.

A comparison of the amortized cost and approximate fair value of our investment securities by maturity date at September 30, 2017 follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
One year or less	$20,023	$19,966	$371	$370
More than one year through five years	271,439	271,123	9,980	10,206
More than five years through ten years	43,379	43,073	-	-
More than ten years	35,143	35,322	-	-
Total	$369,984	$369,484	$10,351	$10,576

The foregoing analysis assumes that our residential mortgage-backed securities mature during the period in which they are estimated to be prepaid and are based on expected maturities. Expected maturities differ from contractual maturities because borrowers of the underlying mortgages may have the right to call or prepay obligations with or without prepayment penalties. No other prepayment or repricing assumptions have been applied to our investment securities for this analysis.

Gain or loss on sale of investments is based upon the specific identification method. The table below shows the proceeds, gross realized gains and gross realized losses recognized on the investment portfolio for the three and nine months ended September 30, 2017 and September 30, 2016. A portion of the proceeds from sales recognized during the nine months ended September 30, 2017 resulted from the sale of a private equity investment carried at cost and recorded in other assets. Proceeds from the sales during the three and nine months ended September 30, 2016 resulted from a slight restructuring of our investment portfolio.

	For the three months		For the nine months
	ended September 30,		ended September 30,
(Dollars in thousands)	2017	2016	2017	2016
Proceeds from sales	$28,274	$2,063	$28,875	$43,593
Gross realized gains	318	3	769	348
Gross realized losses	-	-	-	(54)

7

The following table shows securities with gross unrealized losses and their fair values by the length of time that the individual securities had been in a continuous unrealized loss position at September 30, 2017 and December 31, 2016. Securities whose market values exceed cost are excluded from this table.

			Continuous Unrealized
		Amortized Cost of	Loss Existing for:		Fair Value of
	Number of	Securities with	Less than	More than	Securities with
(Dollars in thousands)	Securities	Unrealized Losses	12 Months	12 Months	Unrealized Losses
At September 30, 2017
Held to Maturity:
Obligations of state and political subdivisions	5	$441	$(0)	$(1)	$440
	5	$441	$(0)	$(1)	$440

Available for Sale:
Federal agency securities	11	$30,133	$(35)	$(15)	$30,083
Obligations of state and political subdivisions	9	5,758	(12)	(7)	5,739
Residential mortgage-backed securities	105	218,311	(1,011)	(807)	216,493
Asset-backed securities	1	3,963	-	(9)	3,954
Corporate debt	1	2,000	-	(42)	1,958
Total	127	$260,165	$(1,058)	$(880)	$258,227

At December 31, 2016
Held to Maturity:
Obligations of state and political subdivisions	7	$1,987	$(8)	$-	$1,979
	7	$1,987	$(8)	$-	$1,979

Available for Sale:
Federal agency securities	13	$34,734	$(111)	$(87)	$34,536
Obligations of state and political subdivisions	36	18,283	(145)	(46)	18,092
Residential mortgage-backed securities	89	225,986	(1,618)	(348)	224,020
Asset-backed securities	3	9,265	-	(88)	9,177
Corporate debt	2	5,005	-	(72)	4,933
Total	143	$293,273	$(1,874)	$(641)	$290,758

We evaluate all securities on an individual basis for other-than-temporary impairment on at least a quarterly basis. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

We have the ability and intent to hold the securities classified as held to maturity until they mature, at which time we expect to receive full value for the securities. Furthermore, as of September 30, 2017, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is not likely that we will have to sell any such securities before a recovery of cost. The declines in fair value were attributable to recent increases in market interest rates over the yields available at the time the underlying securities were purchased or increases in spreads over market interest rates. Management does not believe any of the securities are impaired due to credit quality. Accordingly, as of September 30, 2017, management believes the impairment of these investments is not deemed to be other-than-temporary.

As required by law, available for sale investment securities are pledged to secure public and trust deposits, sweep agreements, and borrowings from the FHLB. Securities with an amortized cost of $207.7 million and $199.0 million were pledged to meet such requirements at September 30, 2017 and December 31, 2016, respectively. Any amount over-pledged can be released at any time.

8

NOTE 3: LOANS AND ALLOWANCE FOR LOAN LOSSES

We extend commercial and consumer credit primarily to customers in the states of Oklahoma, Texas, Kansas, and Colorado. Our commercial lending operations are concentrated in Oklahoma City, Tulsa, Dallas, San Antonio, Wichita, and other metropolitan markets in Oklahoma, Texas, Kansas, and Colorado. As a result, the collectability of our loan portfolio can be affected by changes in the economic conditions in those states and markets. Please see “Note 9: Operating Segments” in the Notes to Unaudited Consolidated Financial Statements for more detail regarding loans by market. At September 30, 2017 and December 31, 2016, substantially all of our loans were collateralized with real estate, inventory, accounts receivable, and/or other assets or were guaranteed by agencies of the United States government.

Our loan classifications were as follows:

(Dollars in thousands)	At September 30, 2017	At December 31, 2016
Real estate mortgage:
Commercial	$1,024,561	$882,071
One-to-four family residential	252,794	199,123
Real estate construction:
Commercial	173,077	199,113
One-to-four family residential	12,591	20,946
Commercial	549,147	556,248
Installment and consumer	18,379	19,631
	2,030,549	1,877,132
Less: Allowance for loan losses	(26,943)	(27,546)
Total loans, net	2,003,606	1,849,586
Less: Loans held for sale (included above)	(5,658)	(4,386)
Net loans receivable	$1,997,948	$1,845,200

Concentrations of Credit. At September 30, 2017, $692.7 million, or 34%, and $424.0 million, or 21%, of our loans consisted of loans to individuals and businesses in the real estate and healthcare industries, respectively. We do not have any other concentrations of loans to individuals or businesses involved in a single industry totaling 10% or more of total loans.

Loans Held for Sale. We had loans held for sale of $5.7 million and $4.4 million at September 30, 2017 and December 31, 2016, respectively. The loans currently classified as held for sale, primarily residential mortgage loans, are carried at the lower of cost or market value. A substantial portion of our one-to-four family residential loans and loan servicing rights are sold to one buyer. These mortgage loans are generally sold within a one-month period from loan closing at amounts determined by the investor commitment based upon the pricing of the loan. These loans are available for sale in the secondary market.

Loan Servicing. We earn fees for servicing real estate mortgages and other loans owned by others. The fees are generally calculated on the outstanding principal balance of the loans serviced and are recorded as noninterest income when earned. The unpaid principal balance of real estate mortgage loans serviced for others totaled $467.5 million and $460.1 million at September 30, 2017 and December 31, 2016, respectively. Loan servicing rights are capitalized based on estimated fair value at the point of origination. The servicing rights are amortized over the period of estimated net servicing income.

Acquired Loans. On October 9, 2015, we completed the acquisition of First Commercial Bancshares (“Bancshares”) by merging Bancshares with and into us (the “Merger”). In connection with the Merger, First Commercial Bank was merged with and into Bank SNB, with Bank SNB being the surviving bank. We evaluated $200.0 million of the loans purchased in conjunction with the merger in accordance with the provisions of FASB ASC Topic 310-20, Nonrefundable Fees and Other Costs, and those loans were recorded with a $4.5 million discount. As a result, the fair value discount on these loans is being accreted into interest income over the weighted average life of the loans using a constant yield method. The remaining $7.8 million of loans evaluated were considered purchased credit impaired loans within the provisions of FASB ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, and were recorded with a $3.3 million discount. These purchased credit impaired loans will recognize interest income through accretion of the difference between the carrying amount of the loans and the expected cash flows.

9

Changes in the carrying amounts and accretable yields for the ACS 310-30 loans that were acquired were as follows for the three and nine months ended September 30, 2017 and September 30, 2016:

	For the three months ended September 30,
	2017		2016
		Carrying		Carrying
	Accretable	amount	Accretable	amount
(Dollars in thousands)	Yield	of loans	Yield	of loans
Balance at beginning of period	$476	$3,518	$683	$6.806
Payments received	-	(1,251)	-	(1,931)
Net charge-offs	-	(620)	-	-
Accretion	(237)	574	(26)	-
Balance at end of period	$239	$2,221	$657	$4,875

	For the nine months ended September 30,
	2017		2016
		Carrying		Carrying
	Accretable	amount	Accretable	amount
(Dollars in thousands)	Yield	of loans	Yield	of loans
Balance at beginning of period	$630	$4,632	$807	$7,914
Payments received	-	(2,638)	-	(2,721)
Net charge-offs	(2)	(1,243)	(11)	(318)
Net reclassifications to / from nonaccretable amount	-	-	-	-
Accretion	(389)	1,470	(139)	-
Balance at end of period	$239	$2,221	$657	$4,875

Nonperforming / Past Due Loans. We identify past due loans based on contractual terms on a loan-by-loan basis and generally place loans, except for consumer loans, on nonaccrual when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full. Interest accrual may also be discontinued earlier if, in management’s opinion, collection is unlikely. Generally, past due consumer installment loans are not placed on nonaccrual but are charged-off when they are four months past due. Accrued interest is written off when a loan is placed on nonaccrual status. Subsequent interest income is recorded when cash receipts are received from the borrower and collectability of the principal amount is reasonably assured.

Under generally accepted accounting principles and instructions to reports of condition and income of banking regulators, a nonaccrual loan may be returned to accrual status: (i) when none of its principal and interest is due and unpaid, repayment is expected, and there has been a sustained period (at least six months) of repayment performance; (ii) when the loan is well-secured, there is a sustained period of performance and repayment within a reasonable period is reasonably assured; or (iii) when the loan otherwise becomes well-secured and in the process of collection. Loans that have been restructured because of weakened financial positions of the borrowers also may be returned to accrual status if repayment is reasonably assured under the revised terms and there has been a sustained period of repayment performance.

Management strives to carefully monitor credit quality and to identify loans that may become nonperforming. At any time, however, there are loans included in the portfolio that will result in losses to us that have not been identified as nonperforming or potential problem loans. Because the loan portfolio contains a significant number of commercial (including energy banking credits) and commercial real estate loans with relatively large balances, the unexpected deterioration of one or a few such loans may cause a significant increase in nonperforming assets and may lead to a material increase in charge-offs and the provision for loan losses in future periods.

10

The following table shows the recorded investment in loans on nonaccrual status:

(Dollars in thousands)	At September 30, 2017	At December 31, 2016
Real estate mortgage:
Commercial	$537	$6,471
One-to-four family residential	2,327	2,766
Real estate construction:
Commercial	-	522
One-to-four family residential	-	448
Commercial	7,996	5,949
Other consumer	16	111
Total nonaccrual loans	$10,876	$16,267

During the first nine months of 2017, $0.2 million of interest income was received on nonaccruing loans. If interest on all nonaccrual loans had been accrued for the nine months ended September 30, 2017, additional interest income of $0.5 million would have been recorded.

		90 days +				Recorded loans
	30-89 days	past due and	Total past		Total	> 90 days and
(Dollars in thousands)	past due	nonaccrual	due	Current	loans	accruing
At September 30, 2017
Real estate mortgage:
Commercial	$355	$537	$892	$1,023,669	$1,024,561	$-
One-to-four family residential	1,494	2,386	3,880	248,914	252,794	59
Real estate construction:
Commercial	-	-	-	173,077	173,077	-
One-to-four family residential	-	-	-	12,591	12,591	-
Commercial	1,428	7,997	9,425	539,722	549,147	1
Other	109	16	125	18,254	18,379	-
Total	$3,386	$10,936	$14,322	$2,016,227	$2,030,549	$60

At December 31, 2016
Real estate mortgage:
Commercial	$24	$6,472	$6,496	$875,575	$882,071	$-
One-to-four family residential	631	2,903	3,534	195,589	199,123	138
Real estate construction:
Commercial	-	522	522	198,591	199,113	-
One-to-four family residential	-	448	448	20,498	20,946	-
Commercial	2,530	6,142	8,672	547,576	556,248	193
Other	359	123	482	19,149	19,631	12
Total	$3,544	$16,610	$20,154	$1,856,978	$1,877,132	$343

Impaired Loans. A loan is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Each loan deemed to be impaired (loans on nonaccrual status and greater than $100,000, and all troubled debt restructurings) is evaluated on an individual basis using the discounted present value of expected cash flows based on the loan’s initial effective interest rate, the fair value of collateral, or the market value of the loan. Smaller balance and homogeneous loans, including mortgage and consumer loans, are collectively evaluated for impairment.

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Interest payments on impaired loans are applied to principal until collectability of the principal amount is reasonably assured, and, at that time, interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged-off when deemed uncollectible.

Impaired loans as of September 30, 2017 and December 31, 2016 are shown in the following table:

	With No Specific Allowance		With A Specific Allowance
		Unpaid		Unpaid
	Recorded	Principal	Recorded	Principal	Related
(Dollars in thousands)	Investment	Balance	Investment	Balance	Allowance
At September 30, 2017
Commercial real estate	$774	$1,101	$297	$348	$149
One-to-four family residential	2,344	2,581	-	-	-
Real estate construction	-	-	-	-	-
Commercial	443	1,649	7,553	10,283	1,237
Other	16	22	-	-	-
Total	$3,577	$5,353	$7,850	$10,631	$1,386

At December 31, 2016
Commercial real estate	$1,536	$3,057	$6,053	$6,529	$2,219
One-to-four family residential	1,188	1,535	1,593	1,698	63
Real estate construction	762	926	207	245	40
Commercial	1,032	2,861	4,963	7,480	1,346
Other	111	115	-	-	-
Total	$4,629	$8,494	$12,816	$15,952	$3,668

The average recorded investment of loans classified as impaired and the interest income recognized on those loans for the nine months ended September 30, 2017 and September 30, 2016 are shown in the following table:

	As of and for the nine months ended September 30,
	2017		2016
	Average		Average
	Recorded	Interest	Recorded	Interest
(Dollars in thousands)	Investment	Income	Investment	Income
Commercial real estate	$2,206	$113	$12,101	$688
One-to-four family residential	2,852	36	3,655	13
Real estate construction	64	34	1,161	12
Commercial	7,298	98	13,280	93
Other	22	-	64	1
Total	$12,442	$281	$30,261	$807

Troubled Debt Restructurings. Our loan portfolio also includes certain loans that have been modified in troubled debt restructurings, where economic concessions have been granted to borrowers who have experienced financial difficulties. These concessions typically result from loss mitigation activities and can include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance, or other actions. Troubled debt restructurings are classified as impaired at the time of restructuring and are then further classified as nonperforming, potential problem, or performing restructured, as applicable. Loans modified in troubled debt restructurings may be returned to performing status after considering the borrowers’ sustained repayment for a reasonable period of at least six months.

When we modify loans in a troubled debt restructuring, an evaluation of any possible impairment is performed similar to the evaluation done with respect to other impaired loans based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, or use of the current fair value of the collateral, less selling costs for collateral dependent loans. If it is determined that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs, and unamortized premium or discount), an impairment is recognized through an allowance estimate or a charge-off to the allowance.

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Troubled debt restructured loans outstanding as of September 30, 2017 and December 31, 2016 were as follows:

	At September 30, 2017		At December 31, 2016
(Dollars in thousands)	Accruing	Nonaccrual	Accruing	Nonaccrual
Commercial real estate	$534	$98	$1,118	$475
One-to-four family residential	17	-	15	46
Commercial	-	7,186	45	3,323
Total	$551	$7,284	$1,178	$3,844

At September 30, 2017 and December 31, 2016, we had no significant commitments to lend additional funds to debtors whose loan terms had been modified in a troubled debt restructuring.

There were no loan modified as troubled debt restructurings that occurred during the three months ended September 30, 2017 nor for the three months ended September 30, 2016. There were three commercial loans modified as troubled debt restructurings that occurred during the nine months ended September 30, 2017 and one commercial real estate loan and one commercial loan modified as a troubled debt restructuring for the nine months ended September 30, 2016. Loans modified as troubled debt restructurings that occurred during the three and nine months ended September 30, 2017 and September 30, 2016 are shown in the following table

	For the nine months ended September 30,
	2017		2016
	Number of	Recorded	Number of	Recorded
(Dollars in thousands)	Modifications	Investment	Modifications	Investment
Commercial real estate	-	$-	1	$164
Commercial	3	4,114	1	25
Total	3	$4,114	2	$189

The modifications of loans identified as troubled debt restructurings primarily related to payment reductions, payment extensions, and/or reductions in the interest rate. The financial impact of troubled debt restructurings is not significant.

There were no loans modified as a troubled debt restructuring that subsequently defaulted during the three or nine months ended September 30, 2017 or September 30, 2016. Default, for this purpose, is deemed to occur when a loan is 90 days or more past due or transferred to nonaccrual and is within twelve months of restructuring.

Credit Quality Indicators. To assess the credit quality of loans, we categorize loans into risk categories based on relevant information about the ability of the borrowers to service their debts such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. This analysis is performed on a quarterly basis. We use the following definitions for risk ratings:

Special mention – Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for these loans or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligors or of the collateral pledged, if any. Loans so classified have one or more well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. These loans are considered potential problem or nonperforming loans depending on the accrual status of the loans.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These loans are considered nonperforming.

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Loans not meeting the criteria above that are analyzed as part of the above described process are considered to be pass rated loans. As of September 30, 2017 and December 31, 2016, based on the most recent analysis performed as of those dates, the risk category of loans by class was as follows:

	Commercial	1-4 Family	Real Estate
(Dollars in thousands)	Real Estate	Residential	Construction	Commercial	Other	Total
At September 30, 2017
Grade:
Pass	$988,933	$248,044	$174,079	$497,428	$18,363	$1,926,847
Special Mention	27,259	1,104	10,611	26,458	-	65,432
Substandard	8,369	3,646	978	25,101	16	38,110
Doubtful	-	-	-	160	-	160
Total	$1,024,561	$252,794	$185,668	$549,147	$18,379	$2,030,549

At December 31, 2016
Grade:
Pass	$857,290	$192,395	$210,780	$498,039	$19,518	$1,778,022
Special Mention	4,479	1,983	7,720	24,639	-	38,821
Substandard	20,302	4,745	1,559	33,175	113	59,894
Doubtful	-	-	-	395	-	395
Total	$882,071	$199,123	$220,059	$556,248	$19,631	$1,877,132

Allowance for Loan Losses. The allowance for loan losses is a reserve established through the provision for loan losses charged to operations. Loan amounts which are determined to be uncollectible are charged against this allowance, and recoveries, if any, are added to the allowance. The appropriate amount of the allowance is based on periodic review and evaluation of the loan portfolio and quarterly assessments of the probable losses inherent in the loan portfolio. The amount of the loan loss provision for a period is based solely upon the amount needed to cause the allowance to reach the level deemed appropriate after the effects of net charge-offs for the period.

Management believes the level of the allowance is appropriate to absorb probable losses inherent in the loan portfolio. The allowance for loan losses is determined in accordance with regulatory guidelines and generally accepted accounting principles and is comprised of two primary components, specific and general. There is no one factor, or group of factors, that produces the amount of an appropriate allowance for loan losses, as the methodology for assessing the allowance for loan losses makes use of evaluations of individual impaired loans along with other factors and analysis of loan categories. This assessment is highly qualitative and relies upon judgments and estimates by management.

The specific allowance is recorded based on the result of an evaluation consistent with ASC 310.10.35, Receivables: Subsequent Measurement, for each impaired loan. Collateral dependent loans are evaluated for impairment based upon the fair value of the collateral. The amount and level of the impairment allowance is ultimately determined by management’s estimate of the amount of expected future cash flows or, if the loan is collateral dependent, on the value of collateral, which may vary from period to period depending on changes in the financial condition of the borrower or changes in the estimated value of the collateral. Charge-offs against the allowance for impaired loans are made when and to the extent loans are deemed uncollectible. Any portion of a collateral dependent impaired loan in excess of the fair value of the collateral that is determined to be uncollectible is charged off.

The general component of the allowance is calculated based on ASC 450, Contingencies. Loans not evaluated for specific allowance are segmented into loan pools by type of loan. Commercial real estate pools are further segmented by market type for non-owner occupied and owner occupied collateral. Our primary markets are Oklahoma, Texas, Kansas, and Colorado. Estimated allowances are based on historical loss trends with adjustments factored in based on qualitative risk factors both internal and external to us. The historical loss trend is determined by loan pool and segmentation and is based on the actual loss history experienced by us over the most recent three years. The qualitative risk factors include, but are not limited to, economic and business conditions, changes in lending staff, lending policies and procedures, quality of loan review, changes in the nature and volume of the portfolios, loss and recovery trends, asset quality trends, and legal and regulatory considerations.

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Independent appraisals on real estate collateral securing loans are obtained at origination. New appraisals are obtained periodically and following discovery of factors that may significantly affect the value of the collateral. Appraisals typically are received within 30 days of request. Results of appraisals on nonperforming and potential problem loans are reviewed promptly upon receipt and considered in the determination of the allowance for loan losses. We are not aware of any significant time lapses in the process that have resulted, or would result in, a significant delay in determination of a credit weakness, the identification of a loan as nonperforming, or the measurement of an impairment.

The following tables show the balance in the allowance for loan losses and the recorded investment in loans for the dates indicated by portfolio classification disaggregated on the basis of impairment evaluation method.

	Commercial	1-4 Family	Real Estate
(Dollars in thousands)	Real Estate	Residential	Construction	Commercial	Other	Total
At September 30, 2017
Balance at beginning of fiscal year	$12,507	$1,163	$3,502	$10,058	$316	$27,546
Loans charged-off	(2,375)	(7)	(2)	(4,612)	(266)	(7,262)
Recoveries	233	85	5	380	71	774
Provision for loan losses	2,717	244	(1,136)	3,868	192	5,885
Balance at end of period	$13,082	$1,485	$2,369	$9,694	$313	$26,943

Allowance for loan losses ending balance:
Individually evaluated for impairment	$-	$-	$-	$1,237	$-	$1,237
Collectively evaluated for impairment	12,933	1,485	2,369	8,457	313	25,557
Acquired with deteriorated credit quality	149	-	-	-	-	149
Total ending allowance balance	$13,082	$1,485	$2,369	$9,694	$313	$26,943

Loans receivable ending balance:
Individually evaluated for impairment	$534	$1,755	$-	$7,652	$-	$9,941
Collectively evaluated for impairment	1,023,142	249,921	185,618	541,327	18,379	2,018,387
Acquired with deteriorated credit quality	885	1,118	50	168	-	2,221
Total ending loans balance	$1,024,561	$252,794	$185,668	$549,147	$18,379	$2,030,549

	Commercial	1-4 Family	Real Estate
(Dollars in thousands)	Real Estate	Residential	Construction	Commercial	Other	Total
At September 30, 2016
Balance at beginning of fiscal year	$12,716	$700	$2,533	$9,965	$192	$26,106
Loans charged-off	(193)	(134)	-	(4,109)	(453)	(4,889)
Recoveries	316	60	-	683	78	1,137
Provision for loan losses	(698)	492	798	5,023	483	6,098
Balance at end of period	$12,141	$1,118	$3,331	$11,562	$300	$28,452

Allowance for loan losses ending balances:
Individually evaluated for impairment	$1,741	$88	$-	$2,800	$-	$4,629
Collectively evaluated for impairment	10,400	1,030	3,291	8,762	300	23,783
Acquired with deteriorated credit quality	-	-	40	-	-	40
Total ending allowance balance	$12,141	$1,118	$3,331	$11,562	$300	$28,452

Loans receivable ending balance:
Individually evaluated for impairment	$7,743	$1,794	$390	$11,701	$-	$21,628
Collectively evaluated for impairment	883,551	190,620	205,526	554,382	19,530	1,853,609
Acquired with deteriorated credit quality	2,513	1,264	755	320	23	4,875
Total ending loans balance	$893,807	$193,678	$206,671	$566,403	$19,553	$1,880,112

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NOTE 4: FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In estimating fair value, we utilize valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

ASC 820, Fair Value Measurements and Disclosure, establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1	Quoted prices in active markets for identical instruments.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on our estimated fair value amounts. There were no significant changes in valuation methods used to estimate fair value during the nine months ended September 30, 2017.

A description of the valuation methodologies used for instruments measured at fair value on a recurring basis is as follows:

Available for sale securities – The fair value of U.S. Government and federal agency securities, equity securities, and residential mortgage-backed securities is estimated based on quoted market prices or dealer quotes. The fair value of other investments such as obligations of state and political subdivisions is estimated based on quoted market prices. We obtain fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and bond’s terms and conditions, among other things. We review the prices supplied by our independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices.

Derivative instruments – We utilize an interest rate swap agreement to convert one of our variable-rate subordinated debentures to a fixed rate. This has been designated as a cash flow hedge. We also offer an interest rate swap program that permits qualified customers to manage interest rate risk on variable rate loans with Bank SNB. Derivative contracts are executed between our customers and Bank SNB. Offsetting contracts are executed by Bank SNB and approved counterparties. The counterparty contracts are identical to customer contracts, except for a fixed pricing spread or fee paid to us and collateral requirements. The fair value of the interest rate swap agreements are obtained from dealer quotes.

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The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016:

		Fair Value Measurement at Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Dollars in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
At September 30, 2017
Available for sale securities:
Federal agency securities	$57,489	$-	$57,489	$-
Obligations of state and political subdivisions	43,703	-	43,703	-
Residential mortgage-backed securities	262,136	-	262,136	-
Asset-backed securities	3,954	-	3,954	-
Corporate debt	2,202	244	1,958	-

Derivative asset	2,863	-	2,863	-
Derivative liability	(3,110)	-	(3,110)	-
Total	$369,237	$244	$368,993	$-

At December 31, 2016
Available for sale securities:
Federal agency securities	$69,694	$-	$69,694	$-
Obligations of state and political subdivisions	46,375	-	46,375	-
Residential mortgage-backed securities	280,642	-	280,642	-
Asset-backed securities	9,177	-	9,177	-
Corporate debt	20,330	213	20,117	-

Derivative asset	1,235	-	1,235	-
Derivative liability	(1,890)	-	(1,890)	-
Total	$425,563	$213	$425,350	$-

Certain financial assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). These assets are recorded at the lower of cost or fair value. Valuation methodologies for assets measured on a nonrecurring basis are as follows:

Impaired loans – Certain impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from collateral. Collateral values are estimated using inputs based on third-party appraisals. Certain other impaired loans are analyzed and reported through a specific valuation allowance based upon the net present value of cash flows.

Loans held for sale – Real estate mortgage loans held for sale are carried at the lower of cost or market, which is determined on an individual loan basis. The fair value of loans held for sale is based on existing investor commitments.

Other real estate – Other real estate fair value is based on third-party appraisals for significant properties less the estimated costs to sell the asset.

Mortgage loan servicing rights – There is no active trading market for loan servicing rights. The fair value of loan servicing rights is estimated by calculating the present value of net servicing revenue over the anticipated life of each loan. A cash flow model is used to determine fair value. Key assumptions and estimates, including projected prepayment speeds and assumed servicing costs, earnings on escrow deposits, ancillary income, and discount rates, used by this model are based on current market sources. A separate third party model is used to estimate prepayment speeds based on interest rates, housing turnover rates, estimated loan curtailment, anticipated defaults, and other relevant factors. The prepayment model is updated for changes in market conditions.

Core deposit premiums – The fair value of core deposit premiums are based on third-party appraisals.

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Goodwill – Fair value of goodwill is based on the fair value of each of our reporting units to which goodwill is allocated compared with their respective carrying value.

Assets that were measured at fair value on a nonrecurring basis as of September 30, 2017 and December 31, 2016 are summarized below.

		Fair Value Measurements Using
		Quoted Prices in		Significant
		Active Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
(Dollars in thousands)	Total	(Level 1)	(Level 2)	(Level 3)
At September 30, 2017
Impaired loans at fair value :
Commercial real estate	$297	$-	$-	$297
Commercial	7,652	-	-	7,652

Loans held for sale:
One-to-four family residential	5,658	-	5,658	-
Total	$13,310	$-	$5,658	$7,949

At December 31, 2016
Impaired loans at fair value :
Commercial real estate	$6,053	$-	$-	$6,053
One-to-four family residential	1,593	-	-	1,593
Real estate construction	207	-	-	207
Commercial	5,357	-	-	5,357

Loans held for sale:
One-to-four family residential	4,386	-	4,386	-
Total	$17,596	$-	$4,386	$13,210

For the nine months ended September 30, 2017, impaired loans measured at fair value with a carrying amount of $9.5 million were written down to a fair value of $7.9 million, resulting in a life-to-date impairment of $1.6 million. For the year ended December 31, 2016, impaired loans measured at fair value with a carrying amount of $19.7 million were written down to a fair value of $13.2 million at December 31, 2016, resulting in a life-to-date impairment charge of $6.5 million.

No impairment was recognized for other real estate during the nine months ended September 30, 2017 or the year ended December 31, 2016.

As of September 30, 2017, mortgage servicing rights had a fair value of $4.3 million, which exceeded the book value of $3.8 million. Because the fair value exceeded the book value, there was no impairment charge at September 30, 2017. As of December 31, 2016, the mortgage servicing rights had a fair value of $4.2 million, which exceeded the book value of $3.5 million. Because the fair value exceeded the book value, there was no impairment charge at December 31, 2016.

No impairment of core deposit premiums or goodwill was recognized during the nine months ended September 30, 2017 or the year ended December 31, 2016.

ASC 825, Financial Instruments, requires an entity to provide disclosures about fair value of financial instruments, including those that are not measured and reported at fair value on a recurring or nonrecurring basis. The methodologies used in estimating the fair value of financial instruments that are measured on a recurring or nonrecurring basis are discussed above. The methodologies for the other financial instruments are discussed below:

Cash and cash equivalents – For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities held to maturity – The investment securities held to maturity are carried at cost. The fair value of the held to maturity securities is estimated based on quoted market prices or dealer quotes.

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Loans, net of allowance – Fair values are estimated for certain homogenous categories of loans adjusted for differences in loan characteristics. Our loans have been aggregated by categories consisting of commercial, real estate, and other consumer. The fair value of loans is estimated by discounting the cash flows using risks inherent in the loan category and interest rates currently offered for loans with similar terms and credit risks.

Accrued interest receivable – The carrying amount is a reasonable estimate of fair value for accrued interest receivable.

Investments included in other assets – The estimated fair value of investments included in other assets, which primarily consists of investments carried at cost, approximates their carrying values.

Deposits – The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the statement of financial condition date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Accrued interest payable and other liabilities – The estimated fair value of accrued interest payable and other liabilities, which primarily includes trade accounts payable, approximates their carrying values.

Other borrowings – Included in other borrowings are FHLB advances and securities sold under agreements to repurchase. The fair value for fixed rate FHLB advances is based upon discounted cash flow analysis using interest rates currently being offered for similar instruments. The fair values of other borrowings are the amounts payable at the statement of financial condition date, as the carrying amount is a reasonable estimate of fair value due to the short-term maturity rates.

Subordinated debentures – Our two subordinated debentures have floating rates that reset quarterly. The fair value of the floating rate subordinated debentures approximates carrying value at September 30, 2017.

The carrying values and estimated fair values of our financial instruments segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value were as follows:

	At September 30, 2017		At December 31, 2016
	Carrying	Fair	Carrying	Fair
(Dollars in thousands)	Values	Values	Values	Values
Financial assets:
Level 2 inputs:
Cash and cash equivalents	$87,458	$87,458	$75,650	$75,650
Securities held to maturity	10,351	10,576	10,443	10,677
Accrued interest receivable	7,122	7,122	6,194	6,194
Mortgage loan servicing rights	3,795	4,304	3,491	4,159
Bank-owned life insurance	28,661	28,661	28,575	28,575
Investments included in other assets	17,612	17,612	14,627	14,627
Level 3 inputs:
Total loans, net of allowance	2,003,606	1,995,320	1,849,586	1,839,960
Financial liabilities:
Level 2 inputs:
Deposits	2,047,507	1,998,437	1,946,018	1,897,927
Accrued interest payable	1,332	1,332	1,132	1,132
Other liabilities	9,541	9,541	9,516	9,516
Other borrowings	213,448	213,489	183,814	183,926
Subordinated debentures	46,393	46,393	46,393	46,393

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NOTE 5: DERIVATIVE INSTRUMENTS

We utilize derivatives instruments to manage exposure to various types of interest rate risk for us and our customers within our policy guidelines. All derivative instruments are carried at fair value and credit risk is considered in determining fair value.

Derivative contracts involve the risk of dealing with institutional derivative counterparties and their ability to meet contractual terms. Institutional counterparties must have an investment grade credit rating and be approved by our asset/liability management committee. Our credit exposure on interest rate swaps is limited to the net favorable value and interest payments of all swaps with each counterparty. Access to collateral in the event of default is reasonably assured. Therefore, credit exposure may be reduced by the amount of collateral pledged by the counterparty.

Customer Risk Management Interest Rate Swaps

Our qualified customers have the opportunity to participate in our interest rate swap program for the purpose of managing interest rate risk on their variable rate loans with us. If we enter into such agreements with customers, then offsetting agreements are executed between us and approved dealer counterparties to minimize our market risk from changes in interest rates. The counterparty contracts are identical to customer contracts, except for a fixed pricing spread or fee paid to us by the dealer counterparty and the collateral requirements. These interest rate swaps carry varying degrees of credit, interest rate and market or liquidity risks. The fair value of derivative instruments is recognized as either assets or liabilities in the consolidated statements of financial condition.

We have entered into nineteen customer interest rate swap agreements that effectively convert the loan interest rate from floating rate based on LIBOR or prime rate to a fixed rate for the customer. As of September 30, 2017, these loans had an outstanding balance of $198.2 million. We have entered into offsetting agreements with dealer counterparties. The following table summarizes the fair values of derivative contracts recorded as “non-hedge derivative assets” and “non-hedge derivative liabilities” in the consolidated statements of financial condition:

	As of September 30, 2017		At December 31, 2016
(Dollars in thousands)	Notional	Fair Value	Notional	Fair Value
Non-hedge derivative assets	$198,167	$2,863	$123,953	$1,235
Non-hedge derivative liabilities	198,167	2,863	123,953	1,235

The margin rates to us in connection with these instruments are a contractual percentage over the one-month LIBOR or a minimal percentage under the prime rate. From time to time, it may be necessary to post collateral with our dealer counterparties to secure the market values of these contracts. As of September 30, 2017, we had posted $1.4 million in collateral with our dealer counterparties. These interest rate swaps are not designated as hedging instruments.

Interest Rate Swap

We have an interest rate swap agreement with a total notional amount of $25.0 million. The interest rate swap agreement was designated as a hedging instrument in cash flow hedges with the objective of protecting the overall cash flow from our quarterly interest payments on the SBI Capital Trust II preferred securities throughout the seven-year period beginning February 11, 2011 and ending April 7, 2018 from the risk of variability of those payments resulting from changes in the three-month London Interbank Offered Rate (“LIBOR”). Under the swap agreement, we pay a fixed interest rate of 6.15% and receive a variable interest rate of three-month LIBOR plus a margin of 2.85% on a total notional amount of $25.0 million, with quarterly settlements. The rate received by us as of September 30, 2017 was 4.15%.

The estimated fair value of the interest rate swap contract outstanding as of September 30, 2017 and December 31, 2016 resulted in a pre-tax loss of $0.2 million and $0.7 million, respectively, and was included in other liabilities in the consolidated statements of financial condition. We obtained the counterparty valuation to validate the interest rate derivative contract as of September 30, 2017 and December 31, 2016.

The effective portion of our gain or loss due to changes in the fair value of the interest rate swap contract, a $0.2 million loss and a $0.3 million loss for the nine months ended September 30, 2017 and September 30, 2016, respectively, is included in other comprehensive income, net of tax, while the ineffective portion (indicated by the excess of the cumulative change in the fair value of the derivative over that which is necessary to offset the cumulative change in expected future cash flows on the hedge transaction) is included in other noninterest income or other noninterest expense. No ineffectiveness related to the interest rate derivative was recognized during either reporting period.

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Net cash outflows as a result of the interest rate swap contract were $0.4 million and $0.5 million for the nine months ended September 30, 2017 and September 30, 2016, respectively, and were included in interest expense on subordinated debentures.

We posted cash collateral with our counterparty related to the interest rate swap contract in excess of the required $0.4 million and $0.7 million at September 30, 2017 and December 31, 2016, respectively.

There are no credit-risk-related contingent features associated with our derivative contract.

NOTE 6: TAXES ON INCOME

Net deferred tax assets totaled $12.2 million at September 30, 2017 and $13.2 million at December 31, 2016. Net deferred tax assets are included in other assets and no valuation allowance is considered necessary.

We or one of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are no longer subject to U.S. federal or state tax examinations for years before 2013.

NOTE 7: SHAREHOLDERS’ EQUITY

Stock Repurchase Program

On May 25, 2016, the Board authorized our fourth stock repurchase program since August 2014. The program authorizes the repurchase of up to another 5.0%, or approximately 921,000 shares, of our outstanding common stock and became effective February 23, 2017, which was the original expiration date of the third program. During the first nine months of 2017, we have made no repurchases. During 2016, we repurchased 1,398,026 shares for a total of $22.1 million, and since August 2014, we have repurchased a total of 2,519,584 shares for a total of $40.8 million. Repurchases under the program are available at the discretion of management based upon market, business, legal, and other factors. Our ability to repurchase our common stock is limited during the time that our planned merger with Simmons First National Corporation is pending.

NOTE 8: EARNINGS PER SHARE

Earnings per common share is computed using the two-class method prescribed by ASC 260, Earnings Per Share. Using the two-class method, basic earnings per common share is computed based upon net income divided by the weighted average number of common shares outstanding during each period, which excludes outstanding unvested restricted stock. Diluted earnings per share is computed using the weighted average number of common shares determined for the basic earnings per common share computation plus the dilutive effect of stock compensation using the treasury stock method.

The following table shows the computation of basic and diluted earnings per common share:

	For the three months		For the nine months
	ended September 30,		ended September 30,
(Dollars in thousands, except earnings per share data)	2017	2016	2017	2016
Numerator:
Net income	$5,463	$4,255	$16,560	$11,536
Earnings allocated to participating securities	(96)	(82)	(345)	(208)
Numerator for earnings per common share	$5,367	$4,173	$16,215	$11,328

Denominator:
Denominator for basic earnings per common share	18,355,647	18,288,927	18,357,372	18,716,697
Dilutive effect of stock compensation	157,818	256,687	159,846	195,090
Denominator for diluted earnings per common share	18,513,465	18,545,614	18,517,218	18,911,787
Earnings per common share:
Basic	$0.29	$0.23	$0.88	$0.61
Diluted	$0.29	$0.23	$0.88	$0.60

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NOTE 9: OPERATING SEGMENTS

We operate four principal segments: Oklahoma Banking, Texas Banking, Kansas Banking, and Other Operations. The Oklahoma Banking segment provides deposit and lending services, including residential mortgage lending services to customers. Due to its size and our management structure, our Colorado banking operations are included within the Oklahoma Banking segment. The Texas Banking segment and the Kansas Banking segment provide deposit and lending services. Other Operations includes our funds management unit and corporate investments.

The primary purpose of the funds management unit is to manage our overall internal liquidity needs and interest rate risk. Each segment borrows funds from or provides funds to the funds management unit as needed to support its operations. The value of funds provided to and the cost of funds borrowed from the funds management unit by each segment are internally priced at rates that approximate market rates for funds with similar duration. The yield used in the funds transfer pricing curve is a blend of rates based on the volume usage of retail and brokered certificates of deposit and FHLB advances.

The accounting policies of each reportable segment are the same as ours. Expenses for consolidated back-office operations are allocated to operating segments based on estimated uses of those services. General overhead expenses such as executive administration, accounting, and audit are allocated based on the direct expense and/or deposit and loan volumes of the operating segment. Income tax expense for the operating segments is calculated at statutory rates. The Other Operations segment records the tax expense or benefit necessary to reconcile to the consolidated financial statements. The following table summarizes financial results by operating segment:

	For the three months ended September 30, 2017
	Oklahoma	Texas	Kansas	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Operations	Company
Net interest income	$13,156	$6,182	$1,574	$859	$21,771
Provision for loan losses	2,117	218	44	1	2,380
Noninterest income	2,702	782	281	730	4,495
Noninterest expenses	10,053	2,892	1,366	1,079	15,390
Income before taxes	3,688	3,854	445	509	8,496
Taxes on income	1,327	1,370	160	176	3,033
Net income	$2,361	$2,484	$285	$333	$5,463

	For the nine months ended September 30, 2017
	Oklahoma	Texas	Kansas	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Operations*	Company
Net interest income	$39,299	$18,467	$4,746	$792	$63,304
Provision (credit) for loan losses	4,963	1,063	(142)	1	5,885
Noninterest income	9,108	1,704	873	2,211	13,896
Noninterest expenses	29,485	9,308	4,087	2,968	45,848
Income before taxes	13,959	9,800	1,674	34	25,467
Taxes on income	4,882	3,428	585	12	8,907
Net income	$9,077	$6,372	$1,089	$22	$16,560

Total loans at period end	$1,222,011	$670,435	$138,103	$-	$2,030,549
Total assets at period end	1,261,427	666,869	136,953	555,793	2,621,042
Total deposits at period end	1,373,000	206,216	162,934	305,357	2,047,507

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	For the three months ended September 30, 2016
	Oklahoma	Texas	Kansas	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Operations	Company
Net interest income	$12,405	$5,541	$1,574	$285	$19,805
Provision (credit) for loan losses	1,531	282	(99)	(1)	1,713
Noninterest income	3,515	340	294	406	4,555
Noninterest expenses	10,539	3,616	1,183	818	16,156
Income (loss) before taxes	3,850	1,983	784	(126)	6,491
Taxes on income (loss)	1,322	684	273	(43)	2,236
Net income (loss)	$2,528	$1,299	$511	$(83)	$4,255

	For the nine months ended September 30, 2016
	Oklahoma	Texas	Kansas	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Operations*	Company
Net interest income (loss)	$37,682	$16,747	$5,040	$(129)	$59,340
Provision for loan losses	1,581	2,527	1,987	3	6,098
Noninterest income	8,367	932	912	1,630	11,841
Noninterest expenses	30,378	10,603	3,947	2,492	47,420
Income (loss) before taxes	14,090	4,549	18	(994)	17,663
Taxes on income (loss)	4,888	1,578	6	(345)	6,127
Net income (loss)	$9,202	$2,971	$12	$(649)	$11,536

Total loans at period end	$1,117,716	$605,682	$156,714	$-	$1,880,112
Total assets at period end	1,161,386	602,028	155,556	549,072	2,468,042
Total deposits at period end	1,319,571	187,234	144,856	296,263	1,947,924

NOTE 10: COMMITMENTS AND CONTINGENCIES

Financial Instruments with Off-Balance-Sheet Risk

In the normal course of business, we make use of a number of different financial instruments to help meet the financial needs of our customers. In accordance with U.S. generally accepted accounting principles, these transactions are not presented in the accompanying consolidated financial statements and are referred to as off-balance sheet instruments. These transactions and activities include commitments to extend lines of commercial and real estate mortgage credit and standby and commercial letters of credit.

A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic, or other terms of the contract. A standby letter of credit obligates us to honor a financial commitment to a third party should our customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded, and, therefore, total commitments do not represent our future funding obligations. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments generally issued to finance the movement of goods between buyers and sellers. Our exposure to credit loss, assuming commitments are funded, in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. We do not anticipate any material losses as a result of the commitments.

As of September 30, 2017 and December 31, 2016, our loan commitments were $462.4 million and $429.4 million, respectively. As of September 30, 2017 and December 31, 2016, our standby letters of credit obligations were $6.0 million and $7.2 million, respectively.

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Customer Risk Management Interest Rate Swap

On September 9, 2014, we entered into an agreement to provide one of our commercial borrowers a customer interest rate swap that effectively converts the loan interest rate from a floating rate based on LIBOR to a fixed rate for the customer. As of September 30, 2017, the floating rate loan had an outstanding balance of $13.9 million. The option to execute the swap is conditional on the borrower’s compliance with the loan and swap agreements, and will be subject to the terms of the International Swaps and Derivatives Association Master Agreement. The fixed pay amount will be based on the market rates at the time of execution, and it is our intention to simultaneously execute an offsetting trade with an approved swap dealer counterparty with identical terms.

As of September 30, 2017 and December 31, 2016, we had eight risk participation agreements and seven risk participation agreements, respectively, with financial institution counterparties for interest rate swaps related to loans in which we are a participant. The risk participation agreements provide credit protection to the financial institution should the borrower fail to perform on its interest rate derivative contract with the financial institution. As of September 30, 2017 and December 31, 2016, the current notional amount for these transactions were $51.9 million and $34.7 million, respectively.

Legal Action

On March 18, 2011, an action entitled Ubaldi, et al. v SLM Corporation (“Sallie Mae”), et al., Case No. 3:11-cv-01320 EDL (the “Ubaldi Case”) was filed in the U.S. District Court for the Northern District of California as a putative class action with respect to certain loans that the plaintiffs claim were made by Sallie Mae. The loans in question were made by various banks, including Bank SNB, and sold to Sallie Mae. Plaintiffs claim that Sallie Mae entered into arrangements with chartered banks in order to evade California law and that Sallie Mae is the de facto lender on the loans in question and, as the lender on such loan, Sallie Mae charged interest and late fees that violates California usury law and the California Business and Professions Code. Sallie Mae has denied all claims asserted against it and has stated that it intends to vigorously defend the action. On March 26, 2014, the Court denied the plaintiffs’ request to certify the class; however, the Court permitted the plaintiffs to amend the filing to redefine the class. Plaintiffs filed a renewed motion on June 23, 2014. On December 19, 2014, the Court issued a decision on the renewed motion, certifying a class with respect to claims of improper late fees, but denying class certification with respect to plaintiffs’ usury claims. Plaintiffs thereafter filed a motion seeking leave to amend their complaint to add additional parties, which Sallie Mae opposed, and, on March 24, 2015, the Court denied the plaintiffs’ motion. On June 5, 2015, the law firm Cohen Milstein Sellers & Toll based in Washington, D.C. entered its appearance as co-counsel on behalf of plaintiffs.

Bank SNB is not specifically named in the action. However, in the first quarter of 2014, Sallie Mae provided Bank SNB with a notice of claims that have been asserted against Sallie Mae in the Ubaldi Case (the “Notice”). Sallie Mae asserts in the Notice that Bank SNB may have indemnification and/or repurchase obligations pursuant to the ExportSS Agreement dated July 1, 2002 between Sallie Mae and Bank SNB, pursuant to which the loans in question were made by Bank SNB. Bank SNB has substantial defenses with respect to any claim for indemnification or repurchase ultimately made by Sallie Mae, if any, and intends to vigorously defend against any such claims.

Due to the uncertainty regarding (i) the size and scope of the class, (ii) whether a class will ultimately be certified, (iii) the particular class members, (iv) the interest rate on loans made by Bank SNB charged to particular class members, (v) the late fees charged to particular class members, (vi) the time period that will ultimately be at issue if a class is certified in the Ubaldi Case, (vii) the theories, if any, under which the plaintiffs might prevail, (viii) whether Sallie Mae will make a claim against us for indemnification or repurchase, and (ix) the likelihood that Sallie Mae would prevail if it makes such a claim, we cannot estimate the amount or the range of losses that may arise as a result of the Ubaldi Case.

In the normal course of business, we are at all times subject to various pending and threatened legal actions. The relief or damages sought in some of these actions may be substantial. After reviewing pending and threatened actions with counsel, management currently does not expect that the outcome of such actions will have a material adverse effect on our financial position; however, we are not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and relationship to the future results of operations are not known.

NOTE 11: SUBSEQUENT EVENT

We previously announced a definitive agreement and plan of merger with and into Simmons First National Corporation (NASDAQ-GS: SFNC). On October 19, 2017, the merger was completed pursuant to the terms of the Agreement and Plan of Merger dated December 14, 2016. The merger was described in the Joint Proxy Statement/Prospectus filed with the SEC on September 12, 2017.

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In the merger, each outstanding share of Southwest common stock was cancelled and converted into the right to receive 0.3903 shares of the SFNC’s common stock and $5.11 in cash. SFNC issued 7,250,000 shares of its common stock and paid $95,000,000 in cash to effect the merger. Additionally, upon consummation of the merger, SFNC assumed subordinated debt issued by Southwest in an aggregate principal amount of $46.4 million. The merger was approved by stockholders of Southwest on October 17, 2017 and by stockholders of SFNC on October 18, 2017.

NOTE 12: NEW AUTHORITATIVE ACCOUNTING GUIDANCE

In February 2016, the FASB issued ASU 2016-02, Leases. This ASU requires lessees to put most leases on their balance sheets but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. The guidance becomes effective for us on January 1, 2019. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. We are evaluating the impact of this ASU on our financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU replaces the incurred loss impairment methodology in current GAAP with a methodology that estimates credit losses on most financial instruments measured at amortized cost, such as loans, receivables, and held-to-maturity securities, using the current expected credit loss (CECL) model. Under this model, entities will estimate credit losses over the financial instrument’s entire contractual term from the date of initial recognition of that instrument. The ASU also requires incremental disclosures on how the entity developed its estimates. This guidance becomes effective for us on January 1, 2020. We are evaluating the impact of this ASU on our financial statements and disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), which is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The new guidance specifically addresses eight classification issues: debt prepayment or debt extinguishment costs; settlement of zero-coupon bonds; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance (COLI) policies, including bank-owned life insurance (BOLI) policies; distributions received from equity method investments; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance becomes effective for us on January 1, 2018. We are evaluating the impact of the ASU on our financial statements and disclosures.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory. The ASU requires companies to recognize the income tax consequences of an intercompany asset transfer when the transfer occurs. The amendments in this ASU do not change accounting for the pre-tax effects of intra-entity asset transfers under Topic 810, Consolidation, and do not apply to intra-entity inventory transfers. The economic consequences of intra-entity asset sales—other than inventory—will be recognized in the period in which the transaction occurs and no longer deferred. A reporting entity’s effective tax rate likely will be affected due to the immediate recognition of the seller’s taxes and buyer’s deferred taxes, particularly when the transaction has no effect on consolidated pre-tax income. This guidance becomes effective for us on January 1, 2018. We are evaluating the impact of this ASU on our financial statement disclosures.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The main objective of this new standard is to help financial statement preparers evaluate whether a set of transferred assets and activities (either acquired or disposed of) is a business. Accounting for a business combination differs significantly from that of an asset acquisition. Because the definition of a business affects acquisitions, disposals, goodwill, and consolidation, the revised definition of a business is generally expected to reduce the number of transactions that qualify as a business combination. This guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. The set is not a business if this screen is met. If this screen is not met, however, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. This guidance becomes effective for us on January 1, 2018, and we are evaluating the impact of this ASU on our financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance will simplify financial reporting because it eliminates the need to determine the fair value of individual assets and liabilities of a reporting unit to measure the goodwill impairment. This ASU simplifies how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Entities will still perform their annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. If the fair value exceeds the carrying amount, no impairment should be recorded. If a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charged based on that difference. Impairment losses on goodwill cannot be reversed once recognized. This guidance becomes effective for us on January 1, 2020, and we are evaluating the impact of this ASU on our financial statements and disclosures.

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In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets. This ASU primarily defines in-substance nonfinancial assets and provides guidance for partial sales of nonfinancial assets. It also eliminates rules specifically addressing sales of real estate, removes exceptions to the financial asset derecognition model, and clarifies the accounting for contributions of nonfinancial assets to joint ventures. This guidance becomes effective for us on January 1, 2019, and we are evaluating the impact of this ASU on our financial statements and disclosures.

In March 2017, the FASB issued ASU 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities, which is intended to enhance the accounting for the amortization of premiums for purchased callable debt securities. This ASU amends the amortization period for certain callable debt securities held at a premium by more closely aligning the amortization period of premiums and discounts to expectations incorporated in market pricing on the underlying securities. Previously, the premiums on callable debt securities generally were required to be amortized based on the maturity date. Under this update, the premiums on certain callable debt securities held at a premium are to be amortized based on the earliest call date. This update is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has elected to early adopt this update effective January 1, 2017, which did not have a material impact on our financial statements and disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU provides relief to entities that make non-substantive changes to their share-based payment awards. It provides guidance that will allow companies to make certain changes to awards without applying modification accounting. Under the new guidance, an entity will not apply modification accounting to a share-based payment award if the award’s fair value, vesting conditions, and classification as an equity or liability instrument are the same immediately before and after the change. This guidance becomes effective for us on January 1, 2018, and we are evaluating the impact of this ASU on our financial statements and disclosures.

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